Exhibit 21
LIST OF SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of SoFi Technologies, Inc. as of December 31, 2025, omitting certain subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	State or Other Jurisdiction of Organization
Social Finance, LLC	DE
SoFi Bank N.A.	UT
SoFi Funding VII LLC	DE
SoFi Funding VIII LLC	DE
SoFi Funding IX LLC	DE
SoFi Funding XII LLC	DE
SoFi Funding XIV LLC	DE
SoFi Funding XV LLC	DE
SoFi Funding PL I LLC	DE
SoFi Funding PL VI LLC	DE
SoFi Funding PL VII LLC	DE
SoFi Funding PL XIV LLC	DE
SoFi Funding PL XVII LLC	DE
SoFi Funding PL XX LLC	DE
SoFi Funding PL XXI LLC	DE
SoFi Funding PL XXII LLC	DE